Exhibit 99.1

Span-America Reports Higher Sales and Earnings for the Third Quarter of Fiscal 2004

    GREENVILLE, S.C.--(BUSINESS WIRE)--July 28, 2004--Span-America Medical Systems, Inc. (NASDAQ:SPAN) today reported higher sales and net income for the third quarter and nine months ended July 3, 2004.
    Sales for the third quarter of fiscal 2004 increased 12% to $11.9 million compared with $10.6 million in the third quarter last year. The sales growth came from higher volumes of mattress pads and pillows in the custom products segment and therapeutic mattresses in the medical segment. Net income for the quarter rose 20% to $470,000, or $0.17 per diluted share, compared with $392,000, or $0.15 per diluted share, in the third quarter last year. The earnings increase was due mainly to higher sales volume, improved manufacturing efficiencies, a decline in administrative expenses, and higher non-operating income.
    "Our results for the quarter included our first sales of the Secure I.V. safety catheter," stated Jim Ferguson, president and chief executive officer of Span-America Medical Systems. "We expect to add to our product line in the fourth quarter as we complete validation of other catheter sizes and improve our production speed. Catheter sales for the quarter were $9,000, and we do not expect any significant contribution to total sales until next fiscal year."

    Third Quarter Results

    Third quarter net sales increased 12% to $11.9 million compared with $10.6 million in third quarter of last year. The majority of the quarter's sales growth came from the custom products segment where sales of our consumer pillows and mattress pads rose 25% compared with the third quarter last year. These products are sold to major retailers through the Company's marketing and distribution partner, Louisville Bedding Company. Also within the custom products segment, industrial product sales rose 9% over the same quarter last year. Total custom products sales grew by 23% to $6.3 million compared with $5.1 million in the third quarter last year.
    Medical segment sales increased 2% in the third quarter to $5.6 million compared with $5.5 million last year. Most of the medical sales growth came from the Company's mattress product line, which increased 6% during the quarter on strong sales of PressureGuard(R) mattresses. In other medical product lines, seating sales increased by 11 %, positioners grew by 5%, skin care sales were up 4%, and overlays declined by 8%. "The successful growth of our mattress products will likely increase the quarterly fluctuations in our medical sales because the mattress business has a longer sales cycle and is more cyclical than our other medical products," continued Mr. Ferguson. "We are pleased, however, with the broad-based growth in our medical business."
    Gross profit increased 3% on higher sales volume to $2.99 million compared with $2.91 million in the third quarter of last year. Gross margin percentage was 25.1% in the latest quarter compared with 27.4% in the third quarter of last year. The decline in gross margin was due to higher sales of consumer bedding products, which have lower gross margins than medical products.
    Operating profit for the third quarter rose 21% to $535,000 primarily due to the higher sales volume. SG&A expenses were flat during the quarter as increases in marketing and R&D expenses offset declines in selling and administrative expenses. The increases in marketing and R&D expenses were mainly associated with the Secure I.V. product line. The decline in administrative expense was due mostly to lower professional and legal fees. Last year's third quarter administrative expenses included approximately $85,000 in costs related to a proposed tender offer for the Company.
    The safety catheter segment had a pre-tax operating loss of $210,000, or $0.05 per diluted share after taxes, compared with $131,000, or $0.03 per diluted share, in third quarter of last year. The increased loss in this segment was due to higher depreciation, marketing and product development expenses.
    Non-operating income for the quarter increased 17% to $187,000 compared with $160,000 in the third quarter last year. The increase included a $39,000 pre-tax gain on the sale of Prudential Financial common stock received through Prudential's demutualization process in 2002. The gain was partially offset by declines in investment and royalty income. Investment income was down 24% due to lower interest rates and lower marketable securities levels. Royalty income declined 5% due to lower sales of the Safety-Lok(TM) syringe licensed to Becton, Dickinson and Company. The Company's royalty agreement with BD expires in December 2005 and no further royalty payments are expected to be received after that time.
    Net income for the third quarter of fiscal 2004 increased 20% to $470,000, or $0.17 per diluted share, compared with $392,000, or $0.15 per diluted share, in the same period last year. The earnings growth came from higher sales volume, improved manufacturing efficiencies, lower administrative expenses, and higher non-operating income.

    Year-to-Date

    For the nine months ended July 3, 2004, total sales increased 24% to $36.3 million compared with $29.3 million in the year earlier period. Medical sales for the first nine months were up 10% to $17.4 million mostly due to higher volumes of therapeutic mattresses. Custom products sales jumped by 40% for the year to date to $18.8 million on growth in consumer bedding products sold through Louisville Bedding Company.
    Earnings for the first nine months of fiscal 2004 increased 46% to $1.4 million, or $0.51 per diluted share, compared with $951,000, or $0.36 per diluted share, for the year to date last year. The earnings gain was mostly due to the increase in sales volume during the nine-month period.

    Outlook

    "We expect our fourth quarter results to be similar to the third quarter just completed based on current trends. There have been indications in the market concerning a possible foam price increase related to higher oil prices. If such an increase happens, our short-term profitability could be negatively affected due to higher raw material costs. Overall, we are pleased with the Company's growth in sales and earnings through the first nine months, and we look forward to finishing the fiscal year with solid fourth quarter performance," concluded Mr. Ferguson.

    About Span-America Medical Systems, Inc.

    Span-America manufactures and markets a comprehensive selection of pressure management products for the medical market, including Geo-Matt(R), PressureGuard(R), Geo-Mattress(R), Span+Aids(R), Isch-Dish(R), and Selan(R) products. The Company also supplies custom foam and packaging products to the consumer and industrial markets. Span-America's stock is traded on The Nasdaq Stock Market's National Market under the symbol SPAN.

    Forward-Looking Statements

    The Company has made forward-looking statements in this release, regarding management's expectations for future sales and earnings performance. Management wishes to caution the reader that these statements are only predictions. Actual events or results may differ materially as a result of risks and uncertainties facing the Company including: (a) the loss of a key distributor of the Company's medical or custom products, (b) inability to achieve anticipated sales volumes of medical or custom products, (c) raw material cost increases, (d) changes in relationships with large customers, (e) the inability to achieve sales and cost targets for the Secure I.V. product line, (f) the impact of competitive products and pricing, (g) government reimbursement changes in the medical market, (h) FDA regulation of medical device manufacturing, and other risks referenced in the Company's Securities and Exchange Commission filings. The Company disclaims any obligation to update publicly any forward-looking statement, whether as a result of new information, future events or otherwise. Span-America Medical Systems, Inc. is not responsible for changes made to this document by wire services or Internet services.



                  SPAN-AMERICA MEDICAL SYSTEMS, INC.
                   Statements of Income (Unaudited)

                                            3 Months Ended
                                       ------------------------
                                          July 3,    June 28,
                                           2004        2003      % Chg
                                       -------------------------------

 Net sales                             $11,900,500  $10,608,800    12%
 Cost of goods sold                      8,908,400    7,702,300    16%
                                       ------------------------
 Gross profit                            2,992,100    2,906,500     3%
                                              25.1%        27.4%

 Selling and marketing expenses          1,664,300    1,674,900    -1%
 Research and development expenses         176,900      144,100    23%
 General and administrative expenses       615,900      645,300    -5%
                                       ------------------------
                                         2,457,100    2,464,300     0%

 Operating income                          535,000      442,200    21%
                                               4.5%         4.2%

 Investment income                          15,500       20,500   -24%
 Royalty income                            131,800      138,900    -5%
 Other                                      40,100          800  4913%
                                       ------------------------
 Total non-operating income                187,400      160,200    17%

 Income before income taxes                722,400      602,400    20%
 Income taxes                              252,000      210,000    20%
                                       ------------------------
 Net income                               $470,400     $392,400    20%
                                               4.0%         3.7%
                                       ========================

 Net income per share of common stock:
   Basic                                     $0.18        $0.15    18%
   Diluted                                    0.17         0.15    17%


 Dividends per common share                 $0.035       $0.035     0%


 Weighted average shares outstanding
------------------------------------
   Basic                                 2,588,322    2,549,802     2%
   Diluted                               2,740,032    2,674,306     2%

 Supplemental Data
------------------------------------
   Depreciation expense                    170,500      122,500    39%
   Amortization expense                     25,100       20,200    24%


                                           9 Months Ended
                                       ------------------------
                                         July 3,     June 28,
                                          2004         2003      % Chg
                                       -------------------------------

 Net sales                             $36,277,900  $29,339,500    24%
 Cost of goods sold                     27,006,500   21,293,200    27%
                                       ------------------------
 Gross profit                            9,271,400    8,046,300    15%
                                              25.6%        27.4%

 Selling and marketing expenses          5,153,000    4,774,300     8%
 Research and development expenses         509,300      428,500    19%
 General and administrative expenses     1,985,100    1,908,700     4%
                                       ------------------------
                                         7,647,400    7,111,500     8%

 Operating income                        1,624,000      934,800    74%
                                               4.5%         3.2%

 Investment income                          44,600       69,000   -35%
 Royalty income                            429,700      457,400    -6%
 Other                                      41,700        2,200  1795%
                                       ------------------------
 Total non-operating income                516,000      528,600    -2%

 Income before income taxes              2,140,000    1,463,400    46%
 Income taxes                              750,000      512,000    46%
                                       ------------------------
 Net income                             $1,390,000     $951,400    46%
                                               3.8%         3.2%
                                       ========================

 Net income per share of common stock:
   Basic                                     $0.54        $0.37    44%
   Diluted                                    0.51         0.36    42%


 Dividends per common share                 $0.105       $0.105     0%


 Weighted average shares outstanding
------------------------------------
   Basic                                 2,575,520    2,542,840     1%
   Diluted                               2,730,438    2,650,514     3%

 Supplemental Data
------------------------------------
   Depreciation expense                    448,100      350,100    28%
   Amortization expense                     72,700       55,800    30%



                   SPAN-AMERICA MEDICAL SYSTEMS, INC.
                             Balance Sheets

                                                July 3,     Sept. 27,
                                                 2004         2003
                                              (Unaudited)    (Note)
                                             -------------------------

Assets
Current assets:
   Cash and cash equivalents                  $1,769,400   $1,811,300
   Securities available for sale               4,667,900    4,143,800
   Accounts receivable, net of allowances      5,824,400    5,941,800
   Inventories                                 3,259,000    2,539,300
   Prepaid expenses and deferred income taxes    303,200      593,000
                                             -------------------------
Total current assets                          15,823,900   15,029,200

Property and equipment, net                    6,137,700    4,817,400
Cost in excess of fair value of net assets
 acquired, net of accumulated amortization     1,924,100    1,924,100
Other assets                                   2,395,300    2,219,900
                                             -------------------------
                                             $26,281,000  $23,990,600
                                             ============ ============

Liabilities and Shareholders' Equity
Current liabilities:
   Accounts payable                           $3,228,200   $2,467,500
   Accrued and sundry liabilities              1,900,300    1,747,400
                                             -------------------------
Total current liabilities                      5,128,500    4,214,900

Deferred income taxes                            321,000      321,000
Deferred compensation                            907,000      929,400
Shareholders' equity
   Common stock, no par value, 20,000,000
    shares authorized; issued and outstanding
    shares 2,591,218 (2004) and 2,552,154
    (2003)                                       554,300      284,000
   Additional paid-in capital                     19,300       10,000
   Retained earnings                          19,350,900   18,231,300
                                             -------------------------
Total shareholders' equity                    19,924,500   18,525,300
                                             -------------------------

                                             $26,281,000  $23,990,600
                                             =========================

 Note: The Balance Sheet at September 27, 2003 has been derived from the audited financial statements at that date.

    CONTACT: Span-America Medical Systems, Inc., Greenville
             James D. Ferguson, 864-288-8877, ext. 6912